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                                                                    EXHIBIT 99.1



FOR RELEASE: Thursday, January 17 at 7:15 Pacific

                           Media Contact: Chuck DeVore
                                          Vice President, Communications
                                          (949) 975-1487


             Emergent Eliminates Debt, Revenue Up in Fourth Quarter

NEWPORT BEACH, Calif., January 17, 2002 -- Emergent Information Technologies, Inc. (Nasdaq:EITI - news) announced it had paid off all of its senior debt and senior subordinated debt obligations and has secured a new working capital credit facility from City National Bank. The company also indicated that revenue from continuing operations for the fourth quarter increased approximately 9% over revenue in the third quarter.

"The successful completion of our effort to become debt free opens a new chapter for us," said Steven Myers, chairman and CEO. "We're now on a solid growth path in our core business areas with a client base more diverse then ever. We're proud to count as our top clients such key players in the defense, aerospace and IT industries as: Lockheed Martin, Raytheon, Boeing, Accenture, Northrop Grumman, General Dynamics, TRW and SAIC."

Cathy Wood, the company's chief financial officer, said, "I am particularly excited about the dramatic transformation of our balance sheet over the last year. With all of our long-term debt eliminated, along with the significant interest we were paying, we now can invest in the growth of our core business lines. We have more than adequate working capital to support our growth. I want to thank Libra Mezzanine Lenders in particular for their great support to us during 2001. They proved to be an excellent financial partner. We expect to announce complete year-end results in mid-March."

Tom Amrhein, president and general manager said, "We had a solid fourth quarter. The volume of new business activity during the last two months of the year was typical of what we've experienced in years past. The slowdown we experienced in the first part of 2001 was due largely to the delay in procurement activity as the new Administration came into office and established its own priorities. As expected, new project starts in the fourth quarter increased revenue and increased our momentum going into the first part of 2002. As a result we've

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stepped up our recruiting efforts to add experienced professionals to our staff needed to support the increased business."

About Emergent

Through its SM&A subsidiary, Emergent Information Technologies, Inc. is the world's leading provider of competition management services. In addition, SM&A provides high-value management consulting services, program management and systems engineering support services. SM&A's more than 250 program managers, systems engineers, and other technical experts support major industrial customers in the aerospace, defense and information technology sectors. Since 1982, SM&A has managed more than 500 proposals worth more than $175 billion for its clients and has achieved an 85% win rate on awarded contracts. Additional information about SM&A is available on the Internet at www.smawins.com.

Statements herein concerning the Company's growth and strategies may include "forward-looking statements" within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure set forth under the caption "Risk Factors" and elsewhere in the Company's Form 10-K for the year ended December 31, 2000 and the 10-Q for the period ended September 30, 2001, for additional information regarding risks affecting the Company's financial condition and results of operations.